Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports (a) dated March 14, 2013 with respect to the financial statements of Sierra Income Corporation as of December 31, 2012 and for the year ended December 31, 2012 and for the period from June 13, 2011 (date of inception) to December 31, 2011, included in the Post Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-175624) dated March 15, 2013.

/s/ Ernst & Young LLP

New York, New York
March 15, 2013